Exhibit (d)(3)

SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT, dated April 16, 2014, by and between Carlyle GMS Investment Management L.L.C., a Delaware limited liability company (the “Manager”), and Vermillion Asset Management, LLC, a Delaware limited liability company (“Sub-Adviser”).

WHEREAS, the Manager has entered into a Management Agreement, dated April 16, 2014 (the “Management Agreement”) with Carlyle Select Trust, a Delaware statutory trust (the “Trust”), on behalf of Carlyle Enhanced Commodity Real Return Fund, a series of the Trust (the “Fund”); and

WHEREAS, the Trust is an open-end management investment company that is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and may issue its shares in one or more series; and

WHEREAS, the Sub-Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is a member of the National Futures Association and registered with the Commodity Futures Trading Commission as a commodity trading advisor under the Commodity Exchange Act of 1936, as amended (the “CEA”); and

WHEREAS, pursuant to authority granted to the Manager in the Management Agreement, the Manager desires to retain the Sub-Adviser to assist it in the provision of investment advisory and commodity trading advisory services to the Fund and the Sub-Adviser wishes to be retained to provide such services;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.	Duties of the Sub-Adviser.

(a) The Manager hereby retains the Sub-Adviser to act as investment advisor and commodity trading advisor to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Manager and the oversight of the board of trustees of the Trust (the “Board”), for the period and upon the terms herein set forth, in accordance with (i) the investment objective, policies and restrictions that are set forth in the current prospectus and statement of additional information of the Fund, each of which forms a part of the Fund’s registration statement on Form N-1A as the same shall be amended from time to time (the “Registration Statement”); (ii) the Investment Company Act and the CEA and the applicable rules and regulations thereunder; (iii) all other applicable federal, state and other laws, rules and regulations, including the laws of the Cayman Islands, as the same shall be amended from time to time; (iv) the amended and restated declaration of trust and by-laws of the Trust as the same shall be amended from time to time; and (v) the policies and determinations of the Board. Without limiting the generality of the foregoing and subject to the supervision of the Board and the Manager, the Sub-Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	review, supervise and monitor a continuous investment program for the Fund, and determine the securities (including securities issued by any wholly owned subsidiary of the Fund), derivatives contracts including, but not limited to, commodity and inflation-linked notes, swap agreements and commodity futures and options on commodity futures, and other financial instruments and investments to be purchased, retained, entered into, sold, terminated, modified, or lent by the Fund, the nature and timing of such purchases, sales transactions or loans, and the manner of implementing such transactions;

(ii)	exercise complete discretion in purchasing and selling securities and other financial instruments or assets and entering into transactions for the Fund and in voting, exercising consents, terminating or modifying and exercising all other rights appertaining to such securities, transactions, instruments and other assets on behalf of the Fund;

(iii)	determine the portions of the Fund’s portfolio to be invested or held uninvested in cash or cash equivalents;

(iv)	monitor the Fund’s investments and liabilities;

(i)	manage the Fund so that it qualifies as a regulated investment company under Subchapter M of the Internal Revenue Code;

(v)	furnish reports to the Board regularly, at such times as the Board may reasonably request, including attendance at Board meetings, with respect to any matters dealing with the business and affairs of the Fund including the implementation of the investment program, compliance with the investment objective, policies and restrictions of the Fund set forth in the Registration Statement and other policies and procedures adopted by the Board, and other topics as may reasonably be requested by the Board;

(vi)	assist the Board with its valuation of the Fund’s assets insofar as they are required to be fair valued by the Board, comply with the valuation procedures of the Fund and regularly report to the Board regarding the valuation of portfolio securities and other financial instruments and investments of the Fund which are either not registered for public sale or not traded on any public market; and

(vii)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably require for the investment of its funds.

Subject to the supervision of the Manager, the Sub-Adviser shall have the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to incur debt financing, the Sub-Adviser will arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board and the Manager.

(b) The Sub-Adviser hereby accepts such retention as investment advisor and commodity trading advisor for the Fund and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Sub-Adviser acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Sub-Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

(d) The Sub-Adviser shall keep and preserve for the periods required by the Investment Company Act and the applicable rules and regulations thereunder and any other applicable laws and regulations any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act and the rules thereunder with respect to its services hereunder and shall render to the Manager such periodic and special reports as the Manager may reasonably request and shall provide to the persons entitled thereto all such reports and disclosures as may be required by applicable laws and regulations. The Sub-Adviser agrees that all records that it maintains for the Fund are the property of the Fund and will surrender promptly to the Fund any such records upon the Fund’s request, provided that the Sub-Adviser may retain a copy of such records.

2.	Manager’s Responsibilities and Expenses Payable by the Manager or the Fund.

All investment professionals of the Sub-Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory, commodity trading advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Sub-Adviser and not by the Manager or the Fund. Except to the extent expressly assumed by the Sub-Adviser (including pursuant to Section 3 hereof), the Manager or the Fund will bear all expenses of the Fund incurred in connection with their respective operations and transactions, including without limitation costs of marketing or distribution shares of the Fund, brokerage expenses and commissions, custody and banking expenses, administration expenses, legal, audit and other professional expenses, governmental filing fees and costs related to shareholder communications.

3.	Compensation of Sub-Adviser.

(a) The Manager shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept, as compensation for the services provided and the expenses assumed by the Sub-Adviser hereunder, a “Sub-Adviser Fee” equal to 100 percent (100%) of the management fee received by the Manager from the Fund, net of (i) expenses relating to distribution and sales support activities borne by the Manager, (ii) expense waivers and reimbursements, and (iii) any other expenses of the Fund whatsoever that are voluntarily borne by the Manager (such expenses and expense waivers and reimbursements collectively, “Distribution Expenses”). For the avoidance of doubt, Distribution Expenses will not include any expenses of personnel of the Manager or its affiliates. The payment of any Sub-Adviser Fee due to the Sub-Adviser shall be paid to the Sub-Adviser net, without duplication, of any expenses incurred by the Manager for services performed by the Manager or a third party relating to the Fund (such expenses collectively, “Manager Expenses”). The Sub-Adviser agrees that to the extent Manager Expenses for any monthly period exceed the Sub-Adviser Fee for such monthly period (the “Deficit”), the Sub-Adviser shall not receive any future payments of Sub-Adviser Fee until the Manager has recouped such Deficit from future management fee payments.

(b) The Manager is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Manager. Neither the Fund nor the Trust shall have any liability for Sub-Adviser’s fee hereunder.

(c) If the Manager waives any or all of its management fee payable under the Management Agreement, or reimburses the Trust pursuant to Section 3(c) of that agreement, with respect to the Fund, the Sub-Adviser will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Fund to the aggregate fees that would otherwise be paid by the Trust to the Manager under the Management Agreement with respect to the Fund. The Manager shall inform the Sub-Adviser prior to waiving any management fees.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Manager and the Sub-Adviser acknowledge and agree that the provisions of this Section 3 shall be of no force and effect unless and until this Agreement has been approved by (i) the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the trustees of the Trust (the “Trustees”) who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, each in accordance with the requirements of the Investment Company Act (the “Approval Date”). For the avoidance of doubt, the Sub-Adviser shall receive no compensation with respect to services provided hereunder prior to the Approval Date.

4.	Covenants of the Sub-Adviser.

(a) The Sub-Adviser covenants that it will remain registered as an investment adviser under the Advisers Act so long as it is an investment sub-advisor to the Fund and the Fund maintains its registration as an investment company under the Investment Company Act. The Sub-Adviser covenants that it will remain registered as a commodity trading advisor under the CEA so long as such registration is required for the services it provides to the Funds. The Manager agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws, including Cayman Islands law, governing its operations and investments and that it will timely obtain any additional registrations or qualifications that may be required under such laws in the future.

(b) The Sub-Adviser has reviewed the Registration Statement for the Trust relating to the initial offering of the Fund that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about the Sub-Adviser or information relating directly or indirectly to the Sub-Adviser, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which is required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

5.	Selection and Use of Broker-Dealers and Futures Commissions Merchants; Excess Commissions.

(a) Subject to the supervision and oversight of the Manager, the Sub-Adviser has authority and discretion to select members of securities or commodities exchanges, brokers, dealers or futures commission merchants (collectively, “broker-dealers”) with whom to place orders for the purchase or sale of securities and other financial instruments for the Fund, and to place orders for the execution of such transactions with or through such broker-dealers, including broker-dealers that are deemed affiliates of the Manager or Sub-Adviser under the Investment Company Act. Such transactions with or through broker-dealers that are deemed affiliates of the Manager will be in accordance with all applicable legal requirements including those under the Investment Company Act, the SEC’s rules thereunder and any applicable exemptive orders or SEC staff no-action letters and interpretive guidance. The Sub-Adviser may execute and enter into agreements relating to the Fund’s investment program on behalf of the Fund.

(b) The Sub-Adviser shall use its best efforts to seek to obtain the best overall terms available for portfolio transactions for the Fund. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider all factors it deems relevant, including, without limitation, the breadth of the market in the security or other financial instrument, the price of the security or other financial instrument, the ability to effect prompt and reliable executions at favorable prices (including the applicable dealer spread or commission, if any), the operational efficiency with which transactions are effected (taking into account the size of order and difficulty of execution, the financial strength, integrity and stability of the broker), the Fund’s risk in positioning a block of securities, the quality, comprehensiveness and frequency of available research services considered to be of value, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In selecting brokers-dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) provided to the Fund and/or other accounts over which the Sub-Adviser exercises investment discretion.

(c) Subject to such policies as the Board may determine and consistent with Section 28(e) of the Exchange Act, the Sub-Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a broker-dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6.	Limitations on the Employment of the Sub-Adviser.

The services of the Sub-Adviser to the Fund and the Manager are not exclusive, and the Sub-Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Sub-Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith.

7.	Standard of Care.

The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence on its part in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement

8.	Indemnification.

(a) The Manager agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided however that the Manager will not indemnify the Sub-Adviser for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement.

(b) The Sub-Adviser agrees to indemnify and hold harmless the Manager from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided however that the Sub-Adviser will not indemnify the Manager for Losses resulting from the Manager’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Manager’s reckless disregard of its obligations and duties under this Agreement.

9.	Confidentiality.

Each party to this Agreement shall keep confidential any nonpublic information concerning the other party and will not use or disclose such information for any purpose other than the performance of its responsibilities and duties hereunder, unless the non-disclosing party has authorized such disclosure or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities. Nonpublic information shall not include information a party to this Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (iii) placed in public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference or reliance upon the non-public information.

10.	Control.

Notwithstanding any other provision of the Agreement, it is understood and agreed that the Manager shall at all times retain the ultimate responsibility for and control of all functions performed pursuant to this Agreement and has reserved the right to reasonably direct any action hereunder taken on its behalf by the Sub-Adviser.

11.	Effectiveness, Duration and Termination of Agreement.

(a) This Agreement shall become effective as of the first date above written. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Sub-Adviser and the Manager shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 11, the Manager shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Manager and its representatives as and to the extent applicable.

(b) This Agreement shall continue in effect for two years from the date hereof and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the Trustees and (ii) by the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c) This Agreement is terminable, without penalty, on 60 days’ written notice, by the Manager, by the Board, by vote of holders of a majority of the Fund’s shares or by the Sub-Adviser, and will terminate five business days after the Sub-Adviser receives written notice of the termination of the Management Agreement between the Trust and the Manager.

(d) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 2(a)(4) of the Investment Company Act).

12.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the Investment Company Act.

14.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof, and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. To the fullest extent permitted by the Investment Company Act and the Advisers Act the sole and exclusive forum for any action, suit or proceeding with respect to this Agreement shall be a federal or state court located in the State of Delaware, and each party hereto, to the fullest extent permitted by law, hereby irrevocably waives any objection that it may have, whether now or in the future, to the laying of venue in, or to the jurisdiction of, any and each of such courts for the purposes of any such action, suit or proceeding and further waives any claim that any such action, suit or proceeding has been brought in an inconvenient forum, and each party hereto hereby submits to such jurisdiction and consents to process being served in any such action, suit or proceeding, without limitation, by United States mail addressed to the party at its principal office.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

CARLYLE GMS INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Orit Mizrachi
	Name:	Orit Mizrachi
	Title:	Officer

VERMILLION ASSET MANAGEMENT, LLC

By:	/s/ Chris Zuech
	Name:	Chris Zuech
	Title:	Chief Operating Officer and Partner